     As filed with the Securities and Exchange Commission on June 21, 2001
                             Registration No. 333-
  ----------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         AMERICAN ENERGY SERVICES, INC.

         Texas                                       3490                           76-0279288
(STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

               7224 Lawndale, Houston, Texas 77012 (713) 928-5311
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 PATRICK ELLIOT
                                    PRESIDENT
                       7224 LAWNDALE, HOUSTON, TEXAS 77012
                                 (713) 928-5311
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF              AMOUNT TO BE             PROPOSED MAXIMUM          PROPOSED            AMOUNT OF
SECURITIES                           REGISTERED                  OFFERING               MAXIMUM          REGISTRATION
TO BE REGISTERED                                            PRICE PER UNIT (1)         AGGREGATE              FEE
                                                                                       OFFERING
                                                                                         PRICE
-----------------------------------------------------------------------------------------------------------------------
Common Stock                          1,517,164                 $    0.51          $     773,753.64      $   193.44
registered on behalf of
certain shareholders,
no par value per share
-----------------------------------------------------------------------------------------------------------------------
Common Stock
registered on behalf of               2,552,010                 $    0.51          $   1,314,285.15      $   328.57
certain shareholders,
no par value per
share(2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock
registered on behalf of                 460,000                 $    0.51          $     236,900         $    59.23
certain shareholders,
no par value per
share(3)
-----------------------------------------------------------------------------------------------------------------------
Total                                 4,529,174                 $    0.51          $   2,324,938.79      $   581.24
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of American Energy Services, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001.

(2) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under a Securities Purchase Agreement, American Energy Services, Inc. ("AES") issued to certain investors 6% Convertible Promissory Notes in the aggregate amount of $920,000. These notes may be converted into shares of common stock at a price equal to 70% of the average market price of the common stock for the five trading days prior to conversion of the note. The notes are payable within five years with interest accruing at a rate of 6% per annum payable in cash or common stock on a bi-annual basis.

(3) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under a Securities Purchase Agreement, AES issued to certain investors 460,000 shares of common stock underlying warrants. The exercise price of these warrants is equal to the lower of $1.75 or the average market price of the common stock of AES for the ten (10) trading days immediately following the effective date of this Registration Statement, but in any case not less than $.50. These warrants may be exercised at anytime within five years of execution of the warrant agreement.

              SUBJECT TO COMPLETION, DATED __________________, 2001

                                   PROSPECTUS

                         AMERICAN ENERGY SERVICES, INC.
                               A TEXAS CORPORATION

       4,529,174 Shares of Common Stock of American Energy Services, Inc.

This prospectus relates to 4,529,174 shares of common stock of American Energy Services, Inc., ("AES" or "the Company") a Texas corporation, which may be resold from time to time by certain stockholders of the company (the "selling stockholders"), including shares issuable upon the conversion of certain promissory notes and exercise of certain warrants. AES has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered hereby from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. AES will not receive proceeds from the sales by the selling stockholders, but may receive up to $900,000, less certain costs and expenses, upon conversion of the notes and will receive funds upon the exercise of the warrants. AES will bear all expenses incurred in connection with the offering. The number of shares being registered on this prospectus was estimated based upon the market price of the Company's common stock as of June 14, 2001. Upon conversion of the notes, the Company may be required to file an additional prospectus to register any shares not included in this prospectus.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

American Energy Services, Inc.'s common stock is trading on the OTC Bulletin Board under the symbol "AEYS."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. American Energy Services, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this prospectus is June , 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ...............................................................................................3

THE OFFERING......................................................................................................3

SELECTED FINANCIAL INFORMATION....................................................................................3

RISK FACTORS......................................................................................................4

USE OF PROCEEDS..................................................................................................11

DETERMINATION OF OFFERING PRICE..................................................................................11

DILUTION.........................................................................................................11

DIVIDEND POLICY..................................................................................................11

SELLING SHAREHOLDERS.............................................................................................11

PLAN OF DISTRIBUTION.............................................................................................15

LEGAL PROCEEDINGS................................................................................................16

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................18

DESCRIPTION OF SECURITIES........................................................................................19

EXPERTS..........................................................................................................20

LIMITATION OF LIABILITY AND INDEMNIFICATION .....................................................................20

DESCRIPTION OF BUSINESS..........................................................................................21

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATION......................................................................28

DESCRIPTION OF PROPERTY..........................................................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................30

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................31

EXECUTIVE COMPENSATION...........................................................................................31

ADDITIONAL INFORMATION...........................................................................................33

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

FINANCIAL STATEMENTS............................................................................................F-2

PART II  ......................................................................................................II-1

INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................................................II-1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION....................................................................II-2

RECENT SALE OF UNREGISTERED SECURITIES.........................................................................II-2

EXHIBITS ......................................................................................................II-4

UNDERTAKINGS...................................................................................................II-5

SIGNATURES.....................................................................................................II-6

                               PROSPECTUS SUMMARY

American Energy Services, Inc.

      American Energy Services, Inc., ("AES") a Texas corporation, was founded and incorporated in 1987 ("Old AES"). The Company began active operations in 1989 after acquiring certain operating assets of two other valve manufacturing and re-manufacturing businesses, CGM Valve, Inc. ("CGM") and American Energy Valves, Inc. ("AEV"). The Company's current directors, Patrick Elliott, Larry Elliott, Sid McCarra, Mark Elliott and Cary McCarra, were previously associated with CGM and AEV.

      AES is engaged in providing products and services worldwide to processing manufacturers, energy companies and engineering/construction contractors. Principal end-user markets include domestic and international producers, transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. AES designs, manufactures, markets and services standard or specialty valves, of varying sizes and pressures, used to regulate the movement of liquids, gases, and solid materials.

      AES is the owner of various patents pending and other proprietary engineering and intellectual property and information relating to a number of technologies.

      AES' common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "AEYS."

      AES' executive office is located at 7224 Lawndale, Houston, Texas 77012. The telephone number is (713) 928-5311.


                                  THE OFFERING

      This prospectus covers 4,529,174 shares of AES common stock to be sold by the selling stockholders identified in this prospectus.


                         SELECTED FINANCIAL INFORMATION

      The following table presents summary historical consolidated financial information for the fiscal years ended February 28, 2001 and February 29, 2000, and certain balance sheet information. The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Fiscal Years Ended

                                                 ------------------------------------

                                              February 28                February 29
                                                 2001                       2000
                                            ----------------           ----------------

Net Sales ..................                  $3,358,676                 $5,335,407
Net (loss) .................                  $(6,448,820)               $(1,006,297)
Net (loss) per share .......                  $(0.83)                    $(0.14)
Number of shares outstanding                  15,460,717                 6,973,928


                     SUMMARY OF CONSOLIDATED BALANCE SHEETS


                                            At February 28, 2001             At February 29, 2000
                                            ---------------------            -------------------------
Current assets ..............               $ 3,273,481                      $ 4,314,307
Current liabilities .........               $ 7,954,323                      $ 6,393,435
Total assets ................               $ 5,475,808                      $ 6,696,482
Stockholders' Equity(deficit)               $(2,478,515)                     $   303,047



                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF AMERICAN ENERGY SERVICES AND ITS SUBSIDIARIES AND THE OFFERING, AND SHOULD CONSULT INDEPENDENT ADVISORS AS TO THE TECHNICAL, TAX, BUSINESS AND LEGAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE SHARES.

ENERGY INDUSTRY SPENDING

      Demand for the Company's products and services depends principally upon the level of petroleum industry capital expenditures for exploration, production, development, processing and transmission activities. These activities depend in part on (i) oil and gas prices, expectations about future prices, the cost of exploring for, producing, refining or processing, and delivering oil and gas, (ii) local and international political, regulatory and economic conditions and (iii) the ability of the petroleum industry to obtain capital. In addition, a decrease in such expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's products and services will reflect the level of such activities. Decreases in oil and gas activity could have a significant adverse effect upon the demand for the Company's products and services and the Company's results of operations.

OUR QUARTERLY OPERATING RESULTS HAVE VARIED, AND ARE LIKELY TO CONTINUE TO VARY SIGNIFICANTLY. THIS MAY RESULT IN VOLATILITY IN THE MARKET PRICE FOR OUR SHARES.

     A substantial portion of our shipments occur shortly after an order is received and therefore we operate with a low level of backlog. As a consequence of the just-in-time nature of shipments and the low level of backlog, a decrease in demand for our products from one or more customers could occur with limited advance notice and could have a material adverse effect on our results of operations in any particular period.

     A significant percentage of our expenses are relatively fixed and based in part on expectations of future net sales. The inability to adjust spending quickly enough to compensate for any shortfall would magnify the adverse impact of a shortfall in net sales on our results of operations. Factors that could cause fluctuations in our net sales include:

     - the timing of the receipt of orders from major customers;

     - shipment delays;

     - disruption in sources of supply;

     - seasonal variations of capital spending by customers;

     - production capacity constraints; and

     - specific features requested by customers.

     As a result of the factors discussed above, it is likely that we will in the future experience quarterly or annual fluctuations and that, in one or more future quarters, our operating results will fall below the expectations of public market analysts or investors. In any such event, the price of our common stock could decline significantly.

THE LOSS OF SALES TO ANY OF OUR MAJOR CUSTOMERS WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON US.

     The loss of a major customer or any reduction in orders by these customers, including reductions due to market or competitive conditions, would likely have a material adverse effect on our business, financial condition and results of operations. Additionally, the majority of our contracts are terminable by the customer without penalty. Certain of our contracts include a "cancellation for convenience" section, which provides us with recovery of costs incurred and related profits. However, because of the ability to cancel at any point, there can be no assurance that the full value of our customer contracts will be realized.

     Attempts to lessen the adverse effect of any loss or reduction through the rapid addition of new customers could be difficult because prospective customers typically require lengthy qualification periods prior to placing volume orders with a new supplier. Our future success will continue to depend upon:

     - our ability to maintain relationships with existing key customers;

     - our ability to attract new customers; and

     - the success of our customers in creating demand for their capital equipment products which incorporate our products.

THE VALVE MANUFACTURING INDUSTRY IS HIGHLY COMPETITIVE.

         Our principal competitors have more extensive and diversified operations and also have financial, operating and other resources substantially in excess of those available to us. However, personal relationships and interaction with clients worldwide at their places of business has proven to be a very effective way of combating competition, developing business and cutting costs. Many years of experience with international manufacturers and suppliers have allowed us to purchase valve castings and semi-finished components used in its products at cost competitive prices. However, there can be no assurance that these personal relationships will be maintained or that new relationships will be formed in the future.

         Some of our competitors include large, well-established US-based valve manufacturers with revenues in excess of $200 million, including Cooper Industries, Crane Valve Company and Zidell Corporation. These large domestic-based producers, which are established domestically and internationally, are able to protect their market territories by target pricing, approval protection, and local relations. Further, their large amount of capital and reserves allow them to survive difficult economic downturns for which we are susceptible. Another group of competitors includes divisional or stand-alone US valve manufacturers with revenues between $20 million and $100 million, including TK Valve and Tom Wheatley Valve Corporation, both of which are divisions of Dresser Industries, Inc. There is no assurance that we will be able to effectively compete against these companies.

         We also compete with several international competitors located in various parts of Europe, North and South America and Asia. One group of international valve manufacturers with which we compete include Kitz, Grove-Italia (a division of Dresser Industries) and PBV, are well established, international valve manufacturers with revenues between $10 million and $1 billion. The Company also competes with various low cost producers located in Eastern Europe, India and China. These competitors have an advantage over us due to the fact that they are based in the countries in which we seek to market our products. There is no assurance that we will be able to continue to maintain a market for our products in these parts of the world.

A LARGE PART OF OUR BUSINESS RELIES ON THIRD-PARTY VENDORS AND SUPPLIERS.

         We purchase nearly all castings, forgings, and certain finished or semi-finished components used in our products from domestic and international suppliers, including foundries and forging companies, bolt distributors and soft good distributors. We maintain an approved vendor list of sub-suppliers and sub-assemblies for the final manufacture of equipment by us for our clients. Over the past nine years we have developed a working relationship with a substantial number of suppliers and sub-vendors. Management believes that these approved vendors provide adequate availability of alternative sources of quality supplies for use by us, however, there can be no assurance that these sources will be able to maintain the availability of supplies we require, or that a replacement supplier can be found at an agreeable price.

         We have not entered into any agreements or contracts with any of our sub-vendors except for the placement of specific purchase orders related to our course of business. We source our sub-vendors on a continuing, as needed basis. Terms of sale between the Company and the sub-vendors are generally either cash on delivery ("C.O.D.") or under an Irrevocable Letter of Credit payment.

IF OUR PRODUCTS ARE NOT DESIGNED INTO SUCCESSIVE NEW GENERATIONS OF OUR CUSTOMERS' PRODUCTS, WE WILL LOSE SIGNIFICANT NET SALES DURING THE LIFESPAN OF THOSE PRODUCTS.

     New products designed by energy companies and engineering and construction contractors typically have a lifespan of five to ten years. Our success depends on our products being designed into new generations of equipment for these industries. We must develop products that are technologically current so that they are positioned to be chosen for use in each successive new generation of equipment for the transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. If our products are not chosen by our customers, our net sales may be reduced during the lifespan of our customers' products.

THE ENERGY INDUSTRY IS SUBJECT TO RAPID DEMAND SHIFTS WHICH ARE DIFFICULT TO PREDICT. AS A RESULT, OUR INABILITY TO EXPAND OUR MANUFACTURING CAPACITY IN RESPONSE TO THESE RAPID SHIFTS MAY CAUSE A REDUCTION IN OUR MARKET SHARE.

     Our ability to increase sales of certain products depends in part upon our ability to expand our manufacturing capacity for such products in a timely manner. If we are unable to expand our manufacturing capacity on a timely basis or to manage such expansion effectively, our customers could implement our competitors' products and, as a result, our market share could be reduced. Because the energy industry is subject to rapid demand shifts which are difficult to foresee, we may not be able to increase capacity quickly enough to respond to a rapid increase in demand in the semiconductor industry. Additionally, capacity expansion could increase our fixed operating expenses and if sales levels do not increase to offset the additional expense levels associated with any such expansion, our business, financial condition and results of operations could be materially adversely affected.

OUR NET SALES AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY DOWNTURNS IN POLITICAL OR ECONOMIC CONDITIONS IN COUNTRIES OUTSIDE OF THE UNITED STATES.

     We derive revenues from sales to geographic locations that include political and economic environments that are considered to be high risk with respect to the normal conduct of business. Included in these geographic areas are locations to which the United States government has restricted export privileges by United States companies. Depending upon the status of the export restrictions and whether they may be increased, our sales and operating results may be adversely affected. In addition, we encounter risk with respect to labor and political disturbances, requirements as to local ownership and supply and other unique circumstances that can adversely affect our ability to do business in locations outside the United States. As these events occur, there can be no assurance that such events will not adversely affect our results of operation and financial condition.

UNFAVORABLE EXCHANGE RATE FLUCTUATIONS MAY LEAD TO LOWER GROSS MARGINS, OR MAY CAUSE US TO RAISE PRICES WHICH COULD RESULT IN REDUCED SALES.

     Exchange rate fluctuations could have an adverse effect on our net sales and results of operations and we could experience losses with respect to our hedging activities. Unfavorable currency fluctuations could require us to increase prices to foreign customers which could result in lower net sales by us to such customers. Alternatively, if we do not adjust the prices for our products in response to unfavorable currency fluctuations, our results of operations could be adversely affected. We cannot be certain that any efforts we take will be adequate to protect us against significant currency fluctuations or that such efforts will not expose us to additional exchange rate risks.

WE ARE SUBJECT TO ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS.

     Our operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with such laws and anticipate that we will continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect our business.

COMPETITION FOR PERSONNEL IN THE ENERGY AND VALVE MANUFACTURING INDUSTRIES IS INTENSE.

     Our success depends to a large extent upon the efforts and abilities of a number of key employees and officers, particularly those with expertise in the semiconductor manufacturing and similar industrial manufacturing industries. The loss of key employees or officers could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success will depend in part on our ability to attract and retain highly skilled technical, financial, managerial and marketing personnel. Competition for such personnel is intense, and we cannot be certain that we will be successful in attracting and retaining such personnel.

OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     Although we have protected our intellectual property rights through patents, copyrights, trade secrets and other measures, we cannot be certain that:

     - we will be able to protect our technology adequately;

     - competitors will not be able to develop similar technology independently;

     - any of our patent applications will be issued;

     - intellectual property laws will protect our intellectual property rights; or

     - third parties will not assert that our products infringe patent, copyright or trade secrets of such parties.

PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

     Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE NO CONTROL.

     The stock market has from time to time experienced, and is likely to continue to experience, extreme price and volume fluctuations. Likewise, the market price of our securities has often fluctuated for reasons that are unrelated to the operating performance of the Company. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     Trading in our securities is conducted on the OTC Bulletin Board. As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

WE DEPEND ON CERTAIN KEY EMPLOYEES.

     We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Patrick S. Elliot, Larry S. Elliot, Sidney J. McCarra, Mark P. Elliot, Cary P. McCarra. Accordingly, the Officers and Directors currently hold key man term life insurance. We do not have any employment contracts with our Officers or Directors. We have employment contracts in effect with Bob Kelley for the position of outside sales representative. There are no other agreements or understandings with persons regarding termination of employment or change-in control arrangements. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations.

WE DON'T PLAN TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business. A failure to pay dividends could have an adverse impact on the price of our stock.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     As of June 14, 2001, AES has five hundred and ninety five thousand (595,000) shares of common stock reserved for issuance upon exercise of options that may be granted to key employees, officers, directors, and non-employee consultants under the terms of the 2000 Stock Option Plan.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAWS AND TEXAS LAW PROVISIONS

     Certain provisions of AES' Certificate of Incorporation and By-laws and Texas law, could together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions provide, among other things, for the issuance, without further stockholder approval, of preferred stock with rights and privileges that could be senior to the holders of Common Stock and advance notice provisions and other limitations on the right of stockholders to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholder's meetings. Some provisions of the Texas Business Corporation Act may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

                           FORWARD LOOKING STATEMENTS

     Certain statements in this Prospectus, including, without limitation, those described under the sections entitled "Risk Factors," "Use of Proceeds" and "Business" constitute "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements can be identified by forward- looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to differ materially from any future results, performance or achievements of the Company expressed or implied by such-forward looking statements. These include statements concerning the immediate need for the Company to raise significant additional capital to finance operations in the near-term and the inability to provide assurances that such capital will be available on favorable terms to the Company, if at all; the delay in the Company's achievement of substantial market penetration and widespread acceptance of our products; the potential failure of the Company's sales team to sell our products in amounts sufficient to help the Company achieve its sales goals; the expense of product development and the uncertainty of profitability and sustainability of revenues and profitability.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.


                         DETERMINATION OF OFFERING PRICE

                                 Not Applicable.


                                    DILUTION

                                 Not Applicable.


                                 DIVIDEND POLICY

         The Company has never paid cash dividends and does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. The Company intends to retain any earnings for use in the operation of its business. The Company's Board of Directors will determine dividend policy in the future based upon, among other things, the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. The Company intends to retain appropriate levels of its earnings, if any, to support the Company's business activities.


                              SELLING SHAREHOLDERS

         The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The selling shareholders' table consists of those shareholders of the Company that received shares as compensation for services rendered and those shareholders that purchased pursuant to a private offering under Rule 506 of the Act.

         From March to May of 2001, pursuant to Rule 506, AES entered into Securities Purchase Agreements with certain investors to purchase units (the "Units"), for a purchase price of $1,000 per Unit, each unit consisting of a 6% Convertible Promissory Note (the "Note") in the original principal amount of $1,000 and 500 warrants (the "Warrants") to purchase one share of common stock of AES. The Note is payable within five years with interest accruing at a rate of 6% per annum payable in cash or in common stock on a bi-annual basis. The Note may also be converted into shares of AES' common stock, as further described in the transaction documents included as exhibits to this registration statement, at a conversion price equal to 70% of the average market price of the common stock for the five trading days prior to conversion of the Note. Because the number of shares each investor is entitled to upon conversion of the Note will fluctuate, the Company may be required to file an additional prospectus to register any shares not included in this prospectus.

         The Units also consisted of five hundred (500) Warrants to purchase one
(1) share of common stock, totaling 500 shares per Unit, at a price equal to the lower of $1.75 or the average market price of the common stock of AES for the ten (10) trading days immediately following the effective date of this Registration Statement, but in any case not less than $.50.

         Pursuant to the Securities Purchase Agreement, the Note and the Warrants, AES agreed to register under the Securities Act of 1933 the common stock underlying the Note and Warrants within thirty days of the first sale of the Unit. Unless granted an extension, failure to effectively register the shares within this time frame would increase the principle amount of the indebtedness represented by the Note by two (2%) percent.

         The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

         As of June 15, 2001, there were 17,538,655 shares of common stock outstanding.

         Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

                                                                      Shares of Common         Shares of Common
                                           Amount of Beneficial          Stock Being          Stock Beneficially
                                             Ownership Prior           Sold Pursuant             Owned After
       Name of Beneficial Owner            to This Offering(1)       to This Prospectus(2)       This Offering
       ------------------------            ----------------          ------------------          -------------

                                            NUMBER        PERCENT          NUMBER             NUMBER       PERCENT
                                            ------        -------          ------             ------       -------

David Bromberg                              75,000           *             75,000               0             0
N-I Energy Development, Inc.               448,414         2.56%           448,414              0             0
Dunn's Value Tester's, Inc.                 39,000           *             39,000               0             0
Strooss USA Inc.                           170,000           *             170,000              0             0
BDM Financial                              330,000         1.88%           330,000              0             0
Southern California Valve
Maintenance                                 85,000           *             85,000               0             0
Donald Bullard                              5,000            *              5,000               0             0
Evelyn Elliot                              150,000           *             150,000              0             0
John Gladney                                6,000            *              6,000               0             0
James Shu                                   6,000            *              6,000               0             0
First York Partners, Inc.                  75,000            *             75,000               0             0

Zenghua He                                  12,000           *             12,000               0             0
Fuqua & Keim, LLP                           25,000           *             25,000               0             0
TNT Pipe & Valve, Inc.                      10,700           *             10,700               0             0
Fuqua Family Limited
Partnership                                 25,000           *             25,000               0             0
STL Capital Management                      55,050           *             55,050               0             0
Douglas J. Bates                          32,739(3)          *             32,739               0             0
STL Capital Partners, LLC                 818,481(4)       4.66%           818,481              0             0
Gibralter Capital Corporation             163,696(5)         *             163,696              0             0
S.L. Land Holdings, Inc.                  163,696(6)         *             163,696              0             0
Briana Lenz                               81,848(7)          *             81,848               0             0
Frederick Lenz                            81,848(8)          *             81,848               0             0
Sheldon Partners, LLC                    1,636,963(9)      9.33%          1,636,963             0             0
Bondy & Schloss LLP                       32,739(10)         *             32,739               0             0

------------------------------------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

(3) As compensation for services rendered as Escrow Agent in connection with the purchase of certain Units, Mr. Bates received 10 Units. The 32,739 shares beneficially owned represents 27,739 shares which Mr. Bates has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 5,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Mr. Bates will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Mr. Bates may be entitled.

(4) The 818,481 shares beneficially owned represents 693,481 shares which STL Capital Partners, LLC has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 125,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares STL Capital Partners, LLC will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which STL Capital Partners, LLC may be entitled.

(5) The 163,696 shares beneficially owned represents 138,696 shares which Gibraltar Capital Corporation has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 25,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Gibraltar Capital Corporation will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Gibraltar Capital Corporation may be entitled.

(6) The 163,696 shares beneficially owned represents 138,696 shares which S.L. Land Holdings, Inc. has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 25,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares S.L. Land Holdings, Inc. will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which S.L. Land Holdings, Inc. may be entitled.

(7) The 81,848 shares beneficially owned represents 69,348 shares which Briana Lenz has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 12,500 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Briana Lenz will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Briana Lenz may be entitled.

(8) The 81,848 shares beneficially owned represents 69,348 shares which Frederick Lenz has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 12,500 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Frederick Lenz will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Frederick Lenz may be entitled.

(9) The 1,636,963 shares beneficially owned represents 1,386,963 shares which Sheldon Partners, LLC has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 250,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Sheldon Partners, LLC will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Sheldon Partners, LLC may be entitled.

(10) As compensation for services rendered as Escrow Agent in connection with the purchase of certain Units, Bondy & Schloss LLP received 10 Units. The 32,739 shares beneficially owned represents 27,739 shares which Bondy & Schloss LLP has the right to purchase upon conversion of the Note, after rounding to the nearest whole number, and 5,000 shares underlying Warrants. For the purpose of computing the number of shares underlying the Note, $.3605 was used as the Conversion Price and was determined by taking seventy (70%) percent of the average of the high and low prices of the company's Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on June 14, 2001. The Conversion Price for the Note will fluctuate with the price of Company's Common Stock as reported on the OTC Bulletin Board, and therefore, the number of shares Bondy & Schloss LLP will be entitled to receive upon conversion of the Note will fluctuate accordingly. This table may be required to be amended upon conversion of the Note to include any additional shares to which Bondy & Schloss LLP may be entitled.

                              PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                LEGAL PROCEEDINGS

      Since 1996, the Company has been a plaintiff in a lawsuit against Union Pacific Resources Company and DTI Diversite CTL, Inc. The relief the Company seeks is money damages of approximately $10 million to $12 million for breach of contract and tortious interference. The case is currently pending in the Texas Court of Appeals.

      Since 1999, the Company has been a defendant in a breach of contract lawsuit brought by EIM Company, Inc. ("EIM"). EIM is seeking money damages in the amount of $96,000. The case is before the District Court of Harris County, Texas, 157th Judicial District. The Company has brought a counter claim against EIM for money damages amounting to $50,000.

      In 2000, a suit was brought against the Company by DHV Industries, Inc. for breach of contract. The suit was brought in the District Court of Harris County, Texas, 125th Judicial District.

      During 2001, Techint-Cotecol brought suit against the Company in District Court of Harris County, Texas, 125th Judicial District for breach of contract. The suit seeks damages in the amount of $1 million. The Company believes that a major subvendor is responsible for manufacturing the valves which are in question in this suit and is confident it will be indemnified by the subvendor for any amounts the Company is required to pay as a result of this suit.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

      The following Table sets forth certain information regarding the executive officers and directors of American Energy Services, Inc. as of June 14, 2001:

--------------------------------------------------------------------------------
NAME                                AGE              TITLE
Larry S. Elliott                      52             Chairman of the Board, and Senior
                                                     Vice President

Patrick S. Elliott                    56             Director, President, and Chief
                                                     Executive Officer

Mark P. Elliott                       36             Director, Senior Vice President

Cary P. McCarra                       37             Director, Senior Vice President

Sidney J. McCarra                     48             Director, Secretary, Senior Vice President

-----------
A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

LARRY S. ELLIOTT - Larry Elliott has served as Chairman of the Board of Directors of AES since October 1997, as President of the Company from March 1989 until appointed Chairman and a director in October 1992. He has over 29 years experience in the valve industry, including extensive business travel and relationships in 45 countries. He is familiar with every major area of the Company, including sales, engineering, manufacturing, accounting and legal.

PATRICK S. ELLIOTT - Patrick Elliott has served as President of the Company since October 1997. He served as Chairman of the Board from March 1989 through September 1997. He was a Vice President of the Company from March 1989 to 1997, and has been a director since October 1992. He has over 37 years of experience in the valve industry. Mr. Elliott is bilingual and has significant involvement in the Company's activities in Mexico and South America.

MARK P. ELLIOTT - Mark Elliott has served as a director of the Company since October 1992, and as Vice President since March 1989. During that time, he has been responsible for marketing and selling the Company's valves and services to the oil and petrochemical industry. He is currently Senior Vice President of Sales and leads the efforts of the Company's Sales Department.

CARY P. MCCARRA - Cary McCarra has served as a director of the Company since October 1992, and as Vice President since March 1989. He has nearly 20 years experience in the valve industry, including welding, machining, assembly and testing. He is currently Senior Vice President and is responsible for on-site inspection tours of all current and potential Company vendors, including auditing Quality Assurance programs and witnessing procedure implementation.

SIDNEY J. MCCARRA - Sidney McCarra has served as director of the Company since October 1992 and as Vice President since March 1989, and is currently Senior Vice President. He has been active in the valve manufacturing and re-manufacturing industry since 1974. He has served as Vice President of Procurement and Vice President of Operations. He has been responsible for purchasing valve products and equipment, including parts, machinery and valves, and for managing purchasing operations. He is currently responsible for locating and approving new quality vendors, negotiating vendor contracts, and performing management duties for all foreign operations as it relates to product distribution and project business.

FAMILY RELATIONSHIPS. Patrick and Larry Elliott are brothers. Mark P. Elliott is Patrick Elliott's son and Larry Elliott's nephew. Cary and Sidney McCarra are brothers.

SECTION 16(a) - Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires AES' executive officers and directors, and persons who beneficially own more than 10% of AES' stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish AES with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of such forms furnished to AES and information involving securities transactions of which AES is aware, AES believes that during the fiscal year ending February 28, 2001, it has advised the appropriate parties and entities of the need for compliance with all

Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of June 15, 2001, certain information as to shares of the common stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock,
(ii) each of AES' directors, and (iii) all executive officers and directors of AES' as a group:

                                         AMOUNT AND NATURE                  PERCENT OF OUTSTANDING
     NAME AND ADDRESS(1)            OF BENEFICIAL SHARES OWNED                 OWNERSHIP(2)
     -------------------            --------------------------              ----------------------

Sidney J .McCarra                           1,337,426                                7.63%
Senior Vice President,
Secretary and Director

Mark P. Elloitt                              983,729                                 5.60%
Senior Vice President and
Director

Cary P. McCarra                              394,576                                 2.24%
Senior Vice President and
Director

Larry S. Elliott                          1,805,679(3)                              10.30%
Senior Vice President,
Chairman of the Board

Patrick S. Elliott                        1,857,457(4)                              10.59%
President, Chief executive
Officer and Director

Directors and Officers as                   6,378,867                               36.37%
a Group

(1) Unless otherwise indicated, the beneficial owner's address is the same as the Company's principal office.

(2) Percentages calculated on the basis of the amount of outstanding shares plus, for each person, any shares that person has the right to acquire within 60 days pursuant to options or other rights.

(3) Includes 1,708,679 shares owned by the Larry S. Elliott Trust for the benefit of Ross S. Elliott and Laura Elise Elliott, the children of Larry
      S. Elliott. Larry S. Elliott, as trustee of this trust, has sole voting and dispositive power over the trust assets.

(4) Includes 1,767,457 shares owned by the Pat S. Elliott Trust for the benefit of Mark P. Elliott, Shannon Elliott and Michelle Elliott, the children of Patrick S. Elliott. Patrick S. Elliott, as trustee of this trust, has sole voting and dispositive power over the trust assets.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. As of June 15, 2001, there were issued and outstanding 17,538,655 shares of common stock and 1,119 holders of record. All outstanding shares of common stock are fully paid and nonassessable. Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Common Stock does not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors, if they choose to do so, in which event the holders of the remaining shares will be unable to elect directors. There are currently five (5) members on the Board of Directors. The By-Laws of the Company provide that the number of directors shall be five. The Common Stock has no preemptive or other subscription rights, has no conversion rights and is not subject to redemption.

         13,504,097 of the 17,538,655 shares of the common stock outstanding as of June 15, 2001, are subject to the limitations of Rule 144 promulgated under the Securities Act, and 4,034,558 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 175,387 shares as of June 15, 2001) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

CONVERTIBLE PROMISSORY NOTES

           AES has entered into Securities Purchase Agreements with certain investors that have agreed to purchase certain units (the "Units"), for a purchase price of $1,000 per Unit, each unit consisting of a 6% Convertible Promissory Note (the "Note") in the original principal amount of $1,000 and 500 warrants (the "Warrants") to purchase one share of common stock of AES. The Note is payable within five years with interest accruing at a rate of 6% per annum payable in cash or in common stock on a bi-annual basis. The Note may also be converted into shares of AES' common stock, as further described in the transaction documents included as exhibits to this registration statement, at a conversion price equal to 70% of the average market price of the common stock for the five trading days prior to conversion of the Note.

WARRANTS

         The Units also consisted of five hundred (500) Warrants to purchase one
(1) share of common stock, totaling 500 shares per Unit, at a price equal to equal to the lower of $1.75 or the average market price of the common stock of AES for the ten (10) trading days commencing on the first trading day immediately following the effective date of this Registration Statement, but in any case not less than $.50

         In December 1995, the Company granted the William H. Murphy & Co., Investment Bankers for the Company, a five (5) year option to purchase up to 310,098 shares of the Company's common stock. As of June 14, 2001, these shares remained unexercised. The options have an aggregate exercise price of $51,000.00, or approximately $.17 per share, based on the total shares as related to the net book value of AES at the time of grant and the merger agreement dated December 20, 1995. No expense relating to the grant of these warrants has been recorded.

TRANSFER AGENT

         Securities Transfer Corporation, located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 serves as the transfer agent for AES.


                                     EXPERTS

         Simonton, Kutac & Barnidge, independent auditors, have audited AES' financial statements included in AES' Annual Report on Form 10-KSB for the fiscal years ended February 28, 2001 and February 29, 2000, which is incorporated by reference in this prospectus and elsewhere in the registration statement. AES' financial statements are incorporated by reference in reliance on Simonton, Kutac & Barnidge's report, due to their authority as experts in accounting and auditing.

         Bondy & Schloss LLP as legal counsel to AES has expressed an opinion concerning the validity of the securities being registered. Bondy & Schloss has the right to acquire 32,739 shares of AES' common stock all of which are being registered by this registration statement.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Articles of Incorporation of the Company provide that the Company shall indemnify its directors, officers, employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

    The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director is not liable to the Company or its shareholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) the payment of any unlawful dividend.

                             DESCRIPTION OF BUSINESS

General

      American Energy Services, Inc., a Texas corporation, was founded and incorporated in 1987 ("Old AES"). The Company began active operations in 1989 after acquiring certain operating assets of two other valve manufacturing and re-manufacturing businesses, CGM Valve, Inc. ("CGM") and American Energy Valves, Inc. ("AEV"). The Company's current directors, Patrick S. Elliott, Larry S. Elliott, Sidney J. McCarra, Mark P. Elliott and Cary P. McCarra, were previously associated with CGM and AEV.

      Seahawk Overseas Exploration Corporation, a California corporation ("Seahawk") was formed in November 1988 to conduct the international operations of Seahawk Oil International Corporation ("SOIC"). In January 1989, in conjunction with a planned sale of certain domestic producing oil properties by SOIC, the shares of stock of Seahawk were distributed to the shareholders of SOIC, who numbered over 3000. Seahawk continued operations with little or no success up until the time of the merger with Old AES. In January 1996, Old AES was merged with and into Seahawk pursuant to an Agreement and Plan of Merger by and between Old AES and Seahawk. In accordance with the terms of the merger, (i) Seahawk became the surviving entity although its name was changed to "American Energy Services, Inc." and (ii) shares of Seahawk stock were issued to the five stockholders of Old AES (i.e. the current AES directors). In February 1996, a new corporation was formed under the name American Energy Services, Inc., a Texas corporation ("New AES"). Subsequent to the formation of New AES, Seahawk merged with and into New AES to maintain the historic domicile of Old AES in Texas and to retain the historical business name. In addition, the merger was intended to provide the Company with a legal entity which could enter the public company domain and ultimately, provide potential capital through the sale of registered securities. The effect of this merger has been that the Company was able to acquire approximately 1,500 shareholders formerly owning shares of Seahawk stock. As used herein, references to "AES" or the "Company" refer to New AES, its subsidiaries and predecessors.

Products and Services

      The Company is engaged in providing products and services worldwide to processing manufacturers, energy companies and engineering/construction contractors. Principal end-user markets include domestic and international producers, transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. AES designs, manufactures, markets and services standard or specialty valves, of varying sizes and pressures, used to regulate the movement of liquids, gases, and solid materials.

      AES utilizes both Company owned and operated manufacturing facilities and contractually licensed manufacturing subcontractors, that are audited for AES quality, to produce the full line of AES standard and engineered valves.

      For much of its standard product manufacturing requirements, the Company relies on a network of AES-selected subcontractors, all of which are audited and licensed under internationally recognized quality programs, including ISO 9000 and API Q1. The use of these subcontractors allows the Company to reduce its fixed costs by minimizing its investment in plant and equipment.

         In addition, the Company designs, engineers and manufactures various valves at its Houston plant. The facility has full scale manufacturing capabilities, including large turning and machine centers, heavy- duty cranes, and full welding capabilities. AES also houses a fully equipped engineering department with computer-aided design ("CAD") system capabilities and metallurgical equipment to determine American Society of Testing Materials ("ASTM") specified requirements.

Valve Design and Manufacture

         The Company manufactures valves to the following qualifications:
American Petroleum Institute ("API") 6D, API 6A, API 599, API 600, and API 602. AES is a licensed API monogram holder under specifications API 6A and 6D/Q1 and its Quality Assurance Manual is ISO 9000 approved. Steps involved with the design and manufacture of the Company's valves include (i) consultation with the customer's project coordinators, (ii) general design work and detailed engineering, (iii) fabrication and assembly and (iv) final installation.

         The Company's sales personnel and independent marketing representatives, or agents, initiate sales calls and coordinate bid proposals with the Company's quotation specialists. The quotation specialists produce proposals that identify preliminary design and cost estimates for a type of valve to be utilized for a specific application. AES marketing management must also determine whether there is a sufficient amount of working capital available to generate revenue.

         The initial design efforts involve significant communication and coordination with the customer in order to identify and agree on valve specifications. For custom-engineered valve projects, design concerts are tested against established empirical data and previously manufactured valve designs. AES maintains a source library of valve designs from which to choose and the Company's CAD capabilities provide readily available and accessible design parameters. When an order requires standard valve designs, AES's engineering and quality assurance personnel verify that the Company's "off the shelf" designs comply with the required specifications. Once the valve application has been clearly defined, the Company's engineers formulate a design for the manufactured valve. Project engineers perform complete engineering services, including mechanical schematics, layouts and drawings. Process and electrical control systems can also be integrated into the design.

         The manufacturing process involves fabrication and assembly of component parts to meet specific valve designs and specifications. AES produces machined assemblies from raw castings and forgings or sourced machined assemblies from subcontractors, which are inspected fully for material and tolerance compliance. The assembly groups are then put together as a complete valve, and function and operation tests are performed. Testing involves configuring testing procedures and changing the equipment before each test is performed in order to ensure that the valves meet the particular project's needs and requirements. After testing is completed, the valves are prepared for shipment.

         Because the manufacturing process can take from several weeks to several months, customers frequently request partial shipment of finished products and components. AES generally invoices customers as deliveries are made. Receivables represent billings on delivered products or milestone achievements. Revenue is recognized utilizing the percentage-of-completion method.

New Products and Services

         Since 1993, AES has developed (i) a full line of refinery and process gate, globe, swing check, and ball valves of varying sizes, (ii) a line of specialty valve products, designed and manufactured to meet a client's particular valve application requirements, (iii) and other products, including lubricated plug valves, rotary control valves, linear control valves, geothermal through conduit gate valves and pressure seal valves. The Company also offers trunnion-mounted ball valves, and reduced or full bore floating ball valves, in virtually any metallurgy required.

         The Company also designs and manufactures specialty valves, such as high pressure three-way ball valves for high temperature switching service, metal-seated ball valves for various services including abrasives, three-way piggable "Y" pattern ball valves for dock-loading applications, rapid shutoff high pressure flood valves for NASA launch pad facilities, rotary control valves for quiet operations for the Submarine Division of the U.S. Navy, and cyrogenic valves for service to minus 150 degrees Celsius.

Quality Commitment and Control

         The Company believes that its comprehensive quality control program ensures that the valves manufactured, as well as components purchased from outside manufacturers, meet AES' standards of quality. The quality control program of the Company includes inspections at all stages of the design and manufacturing process at its facility. All purchased components and products assembled by subcontractors are also inspected to ensure that they perform properly. Thus far, the Company's management has been satisfied with the quality and reliability of products assembled by subcontractors. However, there can be no assurance that such products will always perform properly. The performance failure of a product could have a material adverse effect on the Company's business, operating results, and financial condition.

         Since 1989, the Company has manufactured over 70,000 valve units. Less than one-fifth of one percent of these units have required any type of field service or plant refitting. The Company is licensed under internationally recognized quality programs, including API Specifications 6D, Q1 and its Quality Assurance Manual is ISO 9000 approved. Additionally, AES has been a member of several standardization societies including API and ASTM, among others.

Suppliers and Subcontractors

         The Company purchases nearly all castings, forgings, and certain finished or semi-finished components used in its products from domestic and international suppliers, including foundries and forging companies, bolt distributors and soft good distributors. AES performs most of the finished machining for the Company's engineered products. The Company also assembles valve components, and performs pressure testing and final preparation of the finished product. The Company maintains an approved vendor list of sub-suppliers and sub-assemblies for the final manufacture of equipment by AES for its clients. Over the past eight years AES has developed a working relationship with a substantial number of suppliers and sub- vendors. Management believes that these approved vendors provide adequate availability of alternative sources of quality supplies for use by the Company. However, the Company has not entered into any agreements or contracts with any of these leading sub-vendors except for the placement of specific purchase orders related to the Company's course of business. AES sources its sub-vendors on a continuing, as needed basis. Terms of sale between the Company and the sub-vendors are generally either C.O.D. or under an Irrevocable Letter of Credit payment.

Customers

         The Company's customers include manufacturers, energy companies, domestic and international oil and gas producers, transmission and refining segments of the energy industry, and the petrochemical processing and power generation industries. End-users of the Company's products consist of a broad range of industrial, commercial and utility companies. The Company's customer base is comprised of 300 accounts with over 125 considered active. The Company markets and sells a vast majority of its products internationally. Over the last ten years, the Company has placed in service approximately $90 million dollars worth of valve products.

         The Company seeks to serve a sufficiently large number of customers to avoid dependence on any one customer or industry. Due to the nature of the Company's operations, it is anticipated that significant portions of future revenues may continue to be attributable to a few customers, although it is likely that the identity of such customers will change from period to period. Because of the Company's range of gate, globe, check and ball valves and the variety of applications available to the valves sold by the Company, the Company maintains a broad customer base within the various industries it serves.

The Company's products are used by a variety of segments of the general industries indicated below:

         ENERGY INDUSTRY                         POWER GENERATION
         Refiners and Processors                 Co-generators
         Oil and Gas Producers                   Utility
         Transmission Companies

         PLASTIC AND PETROCHEMICAL               MINERAL PROCESSING
         Petrochemical Complexes                 Water and Waste Treatment
         Base Resin Manufacturers                Catalysts
         Base Chemicals                          Steel Mills
                                                 Pulp and Paper
Marketing and Distribution

         DOMESTIC. The Company's domestic (United States, Canada and Mexico) marketing network consists of primary distribution relationships with multifaceted production, general supply companies and specialty valve distributors. Presently, the Company's distribution activities are in the initial stages of growth. As of February 28, 2001, AES' distribution backlog was in excess of $500,000.

         INTERNATIONAL. The Company markets its valve products internationally through a network of independent manufacturer's representative firms or agents located in every major oil and gas producing and/or consuming country in the world. The Company maintains relationships with international customers by regularly sending the Company's international marketing personnel to foreign countries to discuss local market conditions, to conduct technical presentations to potential buyers and to participate in point of sale commercial negotiations during major bid activities. Both domestic and international engineered product sales involve the Company's technical sales personnel and valve engineering consultants. The Company's quotation specialists act as liaisons between customers and the Company's design and engineering group by responding to customer requests for proposals regarding the cost of a certain quantity of valves that meet specific design and capability criteria.

         The Company's international markets are divided among the following areas:

     1.   Western Hemisphere:   Mexico, Venezuela, Argentina, Colombia, Peru,
                                Ecuador, Brazil

     2.   Europe:               North Sea, Continental Europe, United Kingdom,
                                Russia

     3.   Africa:               Nigeria, Algeria, Offshore West Africa,
                                South Africa

     4.   Middle East:          Turkey, Syria, Saudi Arabia, Kuwait, U.A.E.,
                                Egypt

     5.   Sub-Continent:        India, Pakistan, Bangladesh

     6.   Pacific Rim:          Singapore, Malaysia, Indonesia, Japan, Korea,
                                Thailand

     7.   China:                Mainland China, Hong Kong, Taiwan

      The Company believes that the international energy, chemical, and petrochemical industries, as well as domestic refining and pipeline markets have experienced rapid growth. In response to such growth, the Company has opened regional or country offices staffed by marketing personnel indigenous to the local market and technically well versed in valve product applications. The Company employs support personnel in Beijing, China, Seoul, Korea, and Calgary, Canada.

      The prospects for the Company depend to a large extent upon the economic condition of the industries to which the Company markets. Should these industries experience an economic downturn, there may be a significant reduction in the demand for the Company's products. Many of the Company's competitors are significantly larger than the Company and have substantially greater financial and other resources at their disposal. No assurance, therefore, can be given as to the Company's ability to compete effectively in the event the industries it serves experience an economic downturn.

      In addition to direct marketing by independent and Company marketing representatives, the Company markets its products and services through catalogues and brochures. The Company also advertises and attends major trade shows and conventions worldwide.

Mexico

      AES has implemented a plan which they believe will help the Company counteract the cyclical nature of the oil & gas industry. Consequently, AES has directed a great deal of its attention and efforts towards Mexico.

      Mexico has evolved into a strong hold for AES. AES' Houston personnel, including management, speak Spanish and there is a 25 year history of good relations and market proximity which has been expanded into the service sector to augment product sales. A Mexico City office has recently been opened and staffed to more directly participate in the core, valve sales business. Additionally, AES has signed representation agreements that will augment our revenues with both commissions for new product and services sales and will grant AES the right of first refusal for core products to be supplied to all represented companies.

      AES has contracts with Green Oasis Environmental, Inc., a multipurpose state of the art, modular refinery company in which AES has the right of first refusal to supply Green Oasis with approximately one million dollars worth of hard metal goods. Additionally, AES also has a right of first refusal with Boots & Coots, a blow out and well interdiction company. AES believes that this company can compete in Mexico by delivering products and service that will help protect the environment. To complete its task of making Mexico's wells and plants safer and cleaner, Boots & Coots will map Mexico's wells and petrochemical locations for safety and environmental compliance. This process will require materials of pipe, valves and fittings. AES will has the right of first refusal to supply these products.

Competition and Industry

         The Company believes that the valve manufacturing industry is highly competitive and that its principal competitors have more extensive and diversified operations and also have financial, operating and other resources substantially in excess of those available to the Company. However, personal relationships and interaction with clients worldwide at their places of business has proven to be a very effective way of combating competition, developing business and cutting costs. Many years of experience with international manufacturers and suppliers have allowed the Company to purchase valve castings and semi-finished components used in its products at cost competitive prices.

         Management believes that the Company has been able to compete because minimal overhead and fixed manufacturing costs have allowed it to bid and complete projects at lower prices than its competitors. Many other large traditionally structured valve manufacturers have a substantial capital investment in domestic plant and equipment along with continuing monthly maintenance and production expenses. In contrast, the Company has structured a flexible custom manufacturing, assembly, testing, and quality verification plant in Houston, Texas that is staffed by a core group of experienced, quality-oriented valve experts. The Company's specialized facility is supported and complemented by both domestic and international quality conscious valve manufacturing subcontractors that are selectively utilized on an as needed basis
- only as project quality and budget requirements dictate. By outsourcing its manufacturing requirements, not only has the Company been able to minimize fixed costs, but it has also established a large network of subcontractors strategically located throughout the world that can provide annual valve manufacturing capacity exceeding $100 million.

         In addition, several of the Company's competitors have substantially greater manufacturing, marketing and financial resources than the Company. However, the Company plans to remain competitive by continuing to maintain strict quality standards, respond flexibly and responsibly to customers' needs, and deliver high quality products on a reliable basis and at competitive prices.

         Some of the Company's competitors include large, well-established US-based valve manufacturers with revenues in excess of $200 million, including Cooper Industries, Crane Valve Company and Zidell Corporation, among others. These large domestic-based producers, which are established domestically and internationally, are able to protect their market territories by target pricing, approval protection, and local relations. Further, their large amount of capital and reserves allow them to survive difficult economic downturns. Another group of competitors includes divisional or stand-alone US valve manufacturers with revenues between $20 million and $100 million, including TK Valve and Tom Wheatley Valve Corporation, both of which are divisions of Dresser Industries, Inc.

         The Company also competes with several international competitors located in various parts of Europe, North and South America and Asia. One group of international valve manufacturers with which the Company competes, including Kitz, Grove-Italia (a division of Dresser Industries) and PBV, are recognized, well established, international valve manufacturers with revenues between $10 million and $1 billion. The Company also competes with various low cost producers located in Eastern Europe, India and China.

Backlog

      The Company's total backlog of valve manufacturing contracts as of May 29, 2001 was approximately $3,214,000 (including aforementioned distribution Backlog). Approximately 90% of the Company's present backlog of contracts is at least partially secured for payment by irrevocable letters of credit, milestones, progress payments, or wire transfer of funds at time of shipment; however, the majority of the Company's contracts are terminable by the customer without penalty. Certain of the Company's contracts include a "cancellation for convenience" section, which provides for AES recovery of costs incurred to date and related profits. As such, there can be no assurance that the amount of backlog ultimately will be realized.

Industry Outlook

      OIL AND GAS PRODUCTION, TRANSMISSION AND REFINING. The Company believes that both domestic and international production, transmission and refining markets demand high quality, reliable and long-lasting products for their facilities. The domestic valve market has historically been dominated by brand name products; however, given the economics of domestic deregulation coupled with international end-user acceptance of low-bid, technically capable valve products, the international marketplace is expected to provide quality conscious, low-priced valve manufacturers like AES with many opportunities.

      PETROCHEMICAL, CHEMICAL AND PROCESSING. Over the last few years, the Company has experienced an increasing demand from the international petrochemical and refinery industries for the Company's products. The Company's current positive outlook is directly impacted by the new construction projects regularly announced by the worldwide chemical and petrochemical industries.

      POWER GENERATION AND OTHER. The power generation, textile, pulp and paper, food, and mineral processing industries have historically comprised a modest amount of the Company's revenues and business development efforts. However, because the future of these industries is believed by management to offer the Company opportunities for growth, the Company intends to devote a greater amount of its marketing and business development efforts to these industries.

Trademarks and Proprietary Rights

      The Company owns 100% of the Full Port Cartridge Loaded Forged Check Valve design which has been patented with the United States Patent and Trademark Office (US Patent No. 5,522,423). The Company is also in the process of developing several other patents, including a Prescription Compact Thru-Conduit Terminal Gate Valve and a Three-Port Terminal Switch Valve. The Company has also registered the names AEV, AES, and AES Accuseal 500 with the United States Patent and Trademark Office.

Research and Development

      The Company currently conducts regular research and development activities involving the engineering and design of valve products. During the fiscal years ended February 28, 2001 and February 29, 2000, approximately $180,000 and $225,000, respectively, was expended in connection with such activities.

Management anticipates that research and development costs as a percentage of sales will not increase materially from current levels.

Environmental Compliance

      The Company's operations are subject to a variety of federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. The Company is required to expend financial and managerial resources to comply with such laws and related permit requirements in its operations and anticipates that it will continue to do so in the future. Although such expenditures historically have not been material to the Company, the fact that such laws or regulations are changed frequently makes it impossible for the Company to predict the cost or impact of such laws and regulations on its future operations. Modification of existing laws or regulations or the adoption of new laws or regulations affecting the Company's operations could adversely affect the Company. The Company believes that it currently is in material compliance with all such applicable laws and regulations.

Employees

      At June 14, 2001, the Company employed 40 people. None of the Company's employees are covered by collective bargaining agreements. The Company considers its employee relations to be satisfactory.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

      This material contains "forward-looking" statements as defined in the Securities Act of 1933 and Securities Exchange Act of 1934 that could involve substantial risk and uncertainties. When expressions include words such as "anticipate", "believe", "estimate", "intend", "expect", "plan" and when similar expressions are used, they are intended to identify the statements as forward-looking. The Company relies on a variety of internal and external information to develop such statements. Due to the inherent limitations in that development process and the relatively volatile nature of the industry in which the Company operates, actual results, performance and achievements may differ materially from results suggested by these forward- looking statements.

Results of Operation

FISCAL YEAR ENDED FEBRUARY 28, 2001 VERSUS FISCAL YEAR ENDED FEBRUARY 29, 2000

      Net sales for the Company's fiscal year ended February 28, 2001 decreased $1,976,731 below the fiscal year ended February 29, 2000. This decrease was primarily related to canceled orders previously recognized as revenue using percentage of completion accounting.

      Cost of sales in fiscal 2001 increased $858,176 or 22% higher than fiscal 2000 to $4,658,398. The Gross profit (loss) for fiscal 2001 was ($1,299,722).

      Operating expenses in fiscal 2001 increased $1,422,626. The increase can primarily be attributed to penalties and interest associated with unpaid employment taxes. The Company has initiated a plan to significantly decrease operating expenses including workforce reduction and other cost-reduction programs.

         Other expenses for fiscal 2001 decreased $19,093 over other expenses in fiscal 2000 largely due to decreased interest expense.

         Net income (loss) for fiscal 2001 was ($6,448,820), an increase in net loss of $5,442,523 in fiscal 2001. The 37% reduction in net sales coupled with $1,869,438 of extraordinary expenses, as well as the additional overhead cost of being a public company were major factors in the company's net loss for fiscal 2001.

         Extraordinary expense of $1,204,083 was recognized related to the lawsuit discussed in the financial note 6.

         The net loss in fiscal 2001 resulted in basic and diluted losses per share of ($0.83) for fiscal 2001, as compared with ($0.14) loss per share for fiscal 2000.

FISCAL YEAR ENDED FEBRUARY 29, 2000 VERSUS FISCAL YEAR ENDED FEBRUARY 28, 1999

         Net sales for the Company's fiscal year ended February 29, 2000 ("fiscal 2000") decreased $5,465,277 or 50% below the fiscal year ended February 28, 1999 ("fiscal 1999"). This decrease was due primarily to a significant downturn in construction in the oil and gas industry. Additionally, the capital constraints under which the Company operated in fiscal 2000, hampered AES' sales efforts.

         Cost of sales in fiscal 2000 decreased $4,505,016 to $3,800,222 or 55% below fiscal 1999 of $8,305,238. As a percent of net sales, the Company's gross profit margin improved from 23% in fiscal 1999 to 28.8% in fiscal 2000.

         Operating expenses in fiscal 2000 increased $603,456 to $2,172,875 or 28% above operating expenses of $1,569,419 for fiscal 1999. Included in fiscal 2000 operating costs were certain expenses specifically related to taking the Company public and initiating the trading of its shares on the NASDAQ.

         Other expenses for fiscal 2000 decreased $168,712 to $368,607 or 31% below other expenses of $537,319 for fiscal 1999. This change was due largely to a decrease in interest expenses accrued by the Company during fiscal 2000.

         Net income (loss) for fiscal 2000 was ($1,006,297), a decrease of $1,368,154 from $361,857 net profit for fiscal 1999. The 50% reduction in net sales coupled with $728,000 of extraordinary operating expenses were major factors in the Company's net loss for fiscal 2000.

         The net losses in fiscal 2000 resulted in basic and diluted losses per share of ($0.14) for fiscal 2000, as compared with $0.06 earnings per share for fiscal 1999.

Impact of Inflation

         An effect of inflation is to increase the prices of labor and raw materials used to manufacture AES' products, which may require periodic increases in the prices for the products to maintain gross profit margins. Management does not consider AES to have any unique difficulty in managing the effects, if any, on its business.

               LIQUIDITY AND CAPITAL RESOURCES/INDUSTRY CONDITIONS

         The primary sources of the Company's revenues are generated from customers in the energy industry, which experienced a significant downturn in 1998 that continued throughout 1999. The energy industry began to improve in 2000, however the Company's customer base had not yet begun to increase budgets to include large projects, which may have enabled the Company to increase sales to a level seen before the downturn. The Company has experienced a very large increase in order inquiries in the fourth quarter of fiscal 2001, which leaves management believing that the energy industry has increased budgets to include large valve projects. However these fluctuations in the energy industry have had a significant impact on the Company's cash flows. As a result of this downturn the Company is in a severely impaired liquidity position.

         To alleviate the Company's liquidity problems the Company has aggressively initiated a plan to restructure its debt and equity position. This plan has already been successful in reducing vendor debt $987,025.

         Although Company sales generally include a high percentage of export sales, the exposure to currency rate fluctuations is considered minimal. The U.S. dollar is the functional currency of the Company and all AES purchase orders are placed with and paid to the Company in that same currency. Thus, all sales and receivables are denominated in U.S. dollars.

                             DESCRIPTION OF PROPERTY

         The Company owns its operating location located at 7224 Lawndale in Houston, Texas. This operating facility has approximately 40,000 square feet of space and functions as the Company's main manufacturing plant. The Company believes that its property and equipment are adequate for its present activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company intends that any transactions between the Company and its officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to the Company than those reasonably obtainable from third parties.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

    Since May 26, 2000, AES' common stock has been listed on the NASD OTC Electronic Bulletin Board and continues to be traded on such market. The table below shows the high and low bid prices as reported by the OTC-BB. AES trades under the symbol "AEYS." The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

    The table below shows the high and low bid prices as reported by the OTC-BB during each of the calendar quarters identified below. AES trades under the symbol "AEYS." Trading commenced on May 26, 2000. These bid prices were obtained from the National Quotation Bureau, and do not necessarily reflect actual transaction, retail markups, markdowns or commissions. Based on the very limited public float and trading in Registrant's Common Stock, Registrant believes that such data in anecdotal, and may bear no relation to the true value of Registrant's Common Stock, or the range of prices that would prevail in a liquid market.

Quarter Ended:                   High Bid:          Low Bid

March 31, 1999                 Securities Not Listed
June 30, 1999                  Securities Not Listed
September 30, 1999             Securities Not Listed
December 31, 1999              Securities Not Listed

March 31, 2000                 Securities Not Listed
June 30, 2000                  $1.375        $ .50
September 30, 2000             $1.375        $ .625
December 31, 2000              $1.4062       $ .4062

March 31, 2001                 $1.375        $ .5312


                             EXECUTIVE COMPENSATION

    The following table presents, for each of the last three fiscal years, the annual compensation earned by the chief executive officer and the most highly compensated executive officers of AES for the three fiscal years ended February 29, 2001:

Summary Compensation Table

                                            Annual                             Long Term
                                            Compensation                      Compensation
-------------------------------------------------------------------------------------------------------------
NAME AND PRINCIPAL                 FISCAL                                              STOCK AWARDS AND
POSITION                            YEAR              SALARY            BONUS         OTHER COMPENSATION
-------------------------------------------------------------------------------------------------------------
Patrick S. Elliot                    2001            $ 94,000             0                   0
Chief Executive Officers,            2000              95,000             0                   0
President, and Director              1999              90,000             0                   0

Larry S. Elliot                      2001            $114,000             0                   0
Chairman of the Board,               2000             110,000             0                   0
and Senior Vice President            1999             111,000             0                   0

Sidney J .McCarra                    2001            $109,000             0                   0
Senior Vice President,               2000             113,000             0                   0
Secretary and Director               1999              90,000             0                   0

Mark P. Elloitt                      2001            $ 81,000             0                   0

Senior Vice President                2000             92,000              0                   0
and  Director                        1999             90,500              0                   0

Cary P. McCarra                      2001           $ 113,000             0                   0
Senior Vice President                2000             108,000             0                   0
and Director                         1999              90,500             0                   0

-----------------------------------------------------------------------------------------------------------

                             2000 STOCK OPTION PLAN

    The board of directors and stockholders of AES adopted the 2000 Stock Option Plan (the "Option Plan") in June of 2000. Under the Option Plan, 3,000,000 shares of AES' common stock, subject to certain adjustments, were reserved for issuance upon the exercise of options. Options granted under the Option Plan are intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Incentive stock options may be granted under the Option Plan to employees, including officers and directors who are employees, of AES on the date of grant.

    By its terms, the Option Plan is to be administered by a committee appointed by the board of directors which shall consist of at least three disinterested persons who serve at the discretion of the board of directors. Subject to the provisions of the Option Plan, the committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and such other terms and conditions as it deems appropriate.

    Incentive stock options granted under the Option Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant, i.e. 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of AES. Options granted under the Option Plan will expire, not more than ten years from the date of the grant, five years in the case of incentive options of employees holding ten percent or more of the voting stock of AES, subject to earlier termination under the Option Plan. Optionees under the Option Plan may exercise their options by paying cash or by tendering shares of AES common stock that they already own.

    The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during the fiscal year ended February 28, 2001 and unexercised options held as of the end of the fiscal year.

         Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
                               Option/SAR Values

----------------------------------------------------------------------------------------------------------------------
Name                Shares      Value      Number of Securities         Underlying Value of In-the-Money
                    Acquired    Realized   Unexercised                  Options/SARS at FY-End
                    on Exercise ($)        Options/SARs at FY-End       ($)
                    (#)                    Exercisable/Unexercisable    Exercisable/Unexercisable

----------------------------------------------------------------------------------------------------------------------
Patrick S. Elliot   183,800       0            0/0                                  $0/$0
----------------------------------------------------------------------------------------------------------------------
Larry S. Elliot     176,640       0            6,360/0                              $5,565/$0
----------------------------------------------------------------------------------------------------------------------
Sidney J. McCarra   176,640       0            6,360/0                              $5,565/$0
----------------------------------------------------------------------------------------------------------------------
Mark P. Elliot      183,000       0            0/0                                  $0/$0

----------------------------------------------------------------------------------------------------------------------
Cary P. McCarra     176,640       0            6,360/0                              $5,565/$0


         Values reflected above are based on the closing price of $ .875 per share of AES' common stock for the last business day of the fiscal year.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                              FINANCIAL STATEMENTS

                         AMERICAN ENERGY SERVICES, INC.


                          INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE


     Report of independent accountants...........................  F-2

     Balance  sheets at February 28, 2001 and 2000...............  F-3 - F-4

     Statements of operations for the years ended
           February 28, 2001 and 2000............................  F-5

     Statement of Comprehensive Income for the years ended
           February 28, 2001, 2000 and 1999......................  F-6

     Statements of stockholders' equity for the years ended
           February 28, 2001and 2000........ ...................   F-7

     Statements of cash flows for the years ended February 28,
           2001 and 2000........................................   F-8 - F-9

     Notes to financial statements..............................   F-10 - F-20

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
American Energy Services, Inc.

We have audited the accompanying balance sheets of American Energy Services, Inc. as of February 28, 2001 and February 29, 2000, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company's financial statements disclose information about matters that raise substantial doubt about its ability to continue as a going concern. The Company incurred a net loss of $6,448,820 during the year ended February 28, 2001 and, as of that date, had a working capital deficiency of $4,680,842 and accumulated deficit of $7,142,356. Cost of goods sold exceeded gross revenues by $1,299,722 during 2001. Additionally, the Company is in default of substantially all of its notes payable and long-term debt. There are significant uncertainties surrounding its ability to continue its operations and to satisfy its creditors on a timely basis. While the Company is seeking additional sources of capital, including equity capital, there can be no assurance that the Company will be successful in accomplishing its objectives. Management has not developed any definitive plans for obtaining additional capital and restructuring operations. Disclosure of management's plans to do so is required to conform with generally accepted accounting principles.

In our opinion, except for the omission of the information discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of American Energy Services, Inc. as of February 28, 2001 and February 29, 2000, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The conditions described in the third paragraph of this report raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Simonton, Kutac & Barnidge, L.L.P.
Houston, Texas
May 25, 2001

                         AMERICAN ENERGY SERVICES, INC.

                                 BALANCE SHEETS

                                     ASSETS



                                                                February 28,         February 29,
                                                                    2001                2000
                                                                -----------          -----------

Current Assets:
   Cash and cash equivalents                                    $     9,763          $    75,778
   Accounts receivable - trade, net of allowance for
      doubtful accounts of $59,493 and $20,000 for 2001             165,760              662,132
      and 2000 respectively
   Accounts receivable - other                                         --                 41,176
   Income tax receivable                                             12,524              124,000
   Prepaids and other                                               118,278               17,370
   Costs in excess of billings and estimated
      earnings on uncompleted contracts                             955,100            1,491,996
   Inventories                                                    2,012,056            1,901,855
                                                                -----------          -----------
        Total Current Assets                                      3,273,481            4,314,307

Property, Plant and Equipment:
   Machinery and equipment                                        1,351,225            1,307,682
   Furniture and fixtures                                           327,541              327,541
   Vehicles                                                          83,423               83,423
   Building and improvements                                        226,510              226,970
   Other                                                            208,489              193,819
   Land                                                              76,894               76,894
                                                                -----------          -----------
                                                                  2,274,082            2,216,329
Less accumulated depreciation                                    (1,013,180)            (881,181)
                                                                -----------          -----------
        Total                                                     1,260,902            1,335,148

Trademarks, patents and drawings                                  1,455,462            1,275,462
Less accumulated amortization                                      (514,037)            (378,545)
                                                                -----------          -----------
        Total                                                       941,425              896,917

Other assets:
   Deferred tax asset                                                  --                150,110
                                                                -----------          -----------

        Total Assets                                            $ 5,475,808          $ 6,696,482
                                                                ===========          ===========



              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY



                                                                    February 28,        February 29,
                                                                        2001                2000
                                                                   -------------       -------------

Current Liabilities:
   Notes payable                                                    $ 2,589,885         $ 2,962,008
   Current portion of long-term debt                                  1,250,715           1,382,347
   Current portion of capital leases                                    102,130             120,175
   Accounts payable and accrued expenses                              1,057,644             876,155
   Federal payroll taxes due                                            833,566             570,000
   Accrued interest                                                     651,300             403,259
   Estimated litigation damages                                       1,204,083                --

   Billings in excess of costs and estimated
      earnings on uncompleted contracts                                 265,000              46,991
   Advances from officers                                                  --                32,500
                                                                    -----------         -----------
        Total Current Liabilities                                     7,954,323           6,393,435
                                                                    -----------         -----------

Long-term debt, net of current portion                                     --                  --

Capital leases, net of current portion                                     --                  --

Commitments and Contingencies                                              --                  --
Stockholders' (Deficit) Equity:
   Common stock - $.001 par value, 100,000,000 shares
      authorized; 15,460,717 and 6,973,928 shares
      issued and outstanding at February 28, 2001
      and February 29, 2000, respectively                                15,461               6,974
   Paid-in capital                                                    4,648,380             989,609
   Accumulated other comprehensive loss                                    --                  --
   (Accumulated deficit)                                             (7,142,356)               --
                                                                    -----------         -----------
                                                                                           (693,536)
        Total Stockholders' (Deficit) Equity                         (2,478,515)            303,047
                                                                    -----------         -----------

        Total Liabilities and Stockholders' (Deficit) Equity        $ 5,475,808         $ 6,696,482
                                                                    ===========         ===========



              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                            STATEMENTS OF OPERATIONS



                                                              FOR THE YEARS ENDED
                                                      ----------------------------------
                                                        February 28,       February 29,
                                                            2001               2000
                                                      ---------------    ---------------

Sales                                                   $ 4,850,672        $ 5,335,407
      Less: Sales returns and allowances                 (1,491,996)             --
                                                        -----------        -----------
Net sales                                                 3,358,676          5,335,407

Cost of sales                                             4,658,398          3,800,222
                                                        -----------        -----------
      Gross Profit (Loss)                                (1,299,722)         1,535,185

Operating expenses                                        3,595,501          2,172,875
                                                        -----------        -----------
   (Loss) from operations                                (4,895,223)          (637,690)

Other expenses (income):
   Interest, net                                            351,514            366,879
   Other, net                                                (2,000)             1,728
                                                        -----------        -----------
                                                            349,514            368,607
                                                        -----------        -----------

      Loss before taxes and extraordinary item           (5,244,737)        (1,006,297)

Income tax (expense) benefit                                   --                 --
                                                        -----------        -----------
      Loss before extraordinary item                     (5,244,737)        (1,006,297)

Extraordinary item:
   Estimated litigation damages                           1,204,083               --
                                                        -----------        -----------

      Net Loss                                          $(6,448,820)       $(1,006,297)
                                                        ===========        ===========

Basic and diluted (loss) per share:
   Loss from continuing operations before
      extraordinary item                                $     (0.83)       $     (0.15)
                                                        ===========        ===========

      Net Loss                                          $     (0.83)       $     (0.15)
                                                        ===========        ===========

Diluted weighted average shares outstanding               7,761,644          6,565,302
                                                        ===========        ===========

Basic and diluted weighted average shares outstanding     7,761,644          6,565,302
                                                        ===========        ===========




              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                    STATEMENTS OF COMPREHENSIVE (LOSS) INCOME




                                                  FOR THE YEARS ENDED
                                            -------------------------------
                                             February 28,      February 29,
                                                2001               2000
                                            --------------    -------------

Net (loss)                                   $(6,448,820)      $(1,006,297)
Other comprehensive income (loss)                   --                --
                                             -----------       -----------
Comprehensive (loss)                         $(6,448,820)      $(1,006,297)
                                             ===========       ===========



              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.


             STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

           FOR THE YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000



                                                                                                RETAINED
                                                 CAPITAL STOCK                                  EARNINGS/          TOTAL
                                       ------------------------------         PAID-IN            (ACCUM.         STOCKHOLDERS'
                                         SHARES              AMOUNT           CAPITAL            DEFICIT)       (DEFICIT)EQUITY
                                       -----------        -----------       -----------        -----------      ----------------

Balance, February 28, 1999               6,198,966        $     6,199       $   212,384        $   312,761        $   531,344

Sale of common stock                       775,000                775           774,225               --              775,000

Sale of warrants                              --                 --               3,000               --                3,000

Transfer agent adjustment                      (38)              --                --                 --                 --

Net loss                                      --                 --                --           (1,006,297)        (1,006,297)
                                       -----------        -----------       -----------        -----------        -----------

Balance, February 29, 2000               6,973,928        $     6,974       $   989,609        $  (693,536)       $   303,047
                                       ===========        ===========       ===========        ===========        ===========

Common Stock Issued for:

  Cash                                   1,025,000              1,025           653,975               --              655,000
  Officers and directors                   915,000                915         1,125,940               --            1,126,855
  Accounts payable and
    accrued liabilities                  1,665,462              1,666         1,506,858               --            1,508,524
  Prepaid goods & services                 374,389                374           376,505               --              376,879
  Exercise of employee
   stock options                           163,750                164              (164)              --                 --
  Financial consultants                  3,500,000              3,500            (3,500)              --                 --
  Replacement of Seahawk
    shares                                 843,188                843              --                 --
Net Loss                                      --                 --                (843)        (6,448,820)        (6,448,820)
                                       -----------        -----------       -----------        -----------        -----------
Balance, February 28, 2001              15,460,717        $    15,461       $ 4,648,380        $(7,142,356)       $(2,478,515)
                                       ===========        ===========       ===========        ===========        ===========




              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                  FOR THE YEARS ENDED
                                                                           --------------------------------
                                                                            February 28,       February 29,
                                                                               2001               2000
                                                                           -------------      -------------

Cash Flows from Operating Activities:
   Net (loss)                                                              $(6,448,820)        $(1,006,297)
   Adjustments to reconcile net income to
      cash provided by operating activities:
      Depreciation and amortization                                            267,492             123,824
      Provision for bad debts                                                   39,493                --
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                             456,879            (481,350)
        Decrease in other receivables                                           41,176                --
        Decrease in income tax receivable                                      111,476              23,543
        Decrease in costs and estimated earnings in excess
          of billings on uncompleted contracts                                 536,896           2,564,299
        (Decrease) increase in advances from officers                          (32,500)             32,500
        (Increase) decrease in inventories                                    (110,201)           (564,760)
        Decrease (increase) in prepaids and other                             (100,909)             86,464
        Decrease in deferred tax asset                                         150,110             323,261
(Increase) decrease in other assets                                               --               (46,789)
        (Decrease) increase in accounts payable/accrued liabilities            181,489          (3,261,048)
        Increase in Federal payroll taxes due                                  263,566             570,000
        Increase in accrued interest payable                                   248,041             210,000
        Increase in estimated litigation damages                             1,204,083                --
        Increase (decrease) in billings in excess of costs and
          estimated earnings on uncompleted contracts                          218,009             (98,162)
                                                                           -----------         -----------
Net Cash Used by Operating Activities                                       (2,973,720)         (1,524,515)

Cash Flows from Investing Activities:
   Purchase of property, plant and equipment                                   (57,753)             (7,599)
   Purchase of trademarks, patents and drawings                               (180,000)           (283,376)
                                                                           -----------         -----------
      Net Cash Used in Investing Activities                                   (237,753)           (290,975)



              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

Cash Flows from Financing Activities:
   Proceeds from sale of common stock                           3,658,771               775,000
Proceeds from the sale of warrants                                   --                   3,000
Proceeds from long-term obligations, net                             --                 203,386
   Payments of long-term obligations                             (131,632)                 --
   Payments of notes payable                                     (372,123)                 --
   Proceeds from note payable, net                                   --                 568,245
   Payments of capital leases                                     (18,045)              (11,873)
   Other, net                                                       8,487                  --
                                                              -----------           -----------
           Net Cash Provided by Financing Activities            3,145,458             1,537,758
                                                              -----------           -----------

Net (decrease) increase in cash and cash equivalents              (66,015)             (277,732)

Cash and cash equivalents at beginning of year                     75,778               353,510
                                                              -----------           -----------
Cash and cash equivalents at end of year                      $     9,763           $    75,778
                                                              ===========           ===========


                                                                     FOR THE YEARS ENDED
                                                              ---------------------------------
                                                              February 28,          February 29,
                                                                  2001                 2000
                                                              ------------          -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the years for
      Interest                                                $   103,473           $    63,162
                                                              ===========           ===========




              See accompanying notes to these financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

American Energy Services, Inc. ("Company" or "AES") is a manufacturer of custom-engineered flow control valves and a retail distributor of finished valves and flanges. The Company has sales to customers located throughout the world.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statement follows:

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid short-term investments with a maturity of ninety days or less from the purchase date to be cash equivalents.

PREPAIDS AND OTHER - Prepaids and other primarily include prepayments to several law firms and other service providers for future services by issuance of AES common stock.

INVENTORIES - Inventories consist of valve parts and finished goods. Inventories are valued at the lower of cost or market using the average cost method, which approximates first-in and first-out (FIFO).

REVENUE RECOGNITION - Revenues from the sale of flow control valves are recorded when the products are shipped or when title passes. Title normally passes from seller to buyer when goods are shipped.

Revenues on long-term contracts involving a system of control flow valves for a single installation are recorded using the percentage-of-completion method commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The portion of the total contract price accrued is based on the ratio of costs incurred to date to total estimated costs on each contract. Losses, if any, to be incurred on contracts in progress, are charged to income in full as soon as they become apparent.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Estimated service lives are as follows:

                                                      Estimated
                                                      Service
                                                       Lives
                                                    --------------
        Machinery and equipment                           15 years
        Furniture and fixtures                        5 - 10 years
        Vehicles                                           5 years
        Building and improvements                   5 - 31.5 years

                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TRADEMARKS, PATENTS AND DRAWINGS - Trademarks, patents and drawings are stated at cost. Amortization is provided in amounts sufficient to relate the cost of amortizable assets to operations over their estimated services lives on a straight-line basis. Estimated service lives are as follows:

                                           Estimated Service
                                                Lives
                                          --------------------
                 Trademarks                    10 years
                 Patents                       17 years
                 Drawings                      10 years

INCOME TAXES - The Company accounts for income taxes pursuant to the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. When necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. No provision is made for current or deferred income taxes because the Company has an excess net operating loss carryforward.

USE OF ESTIMATES - In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME - In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and displaying comprehensive income and its components in the financial statements. Under this statement, the Company is required to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings in the stockholder's equity section of the balance sheet. The Company has no other items of other comprehensive income.

EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share have been computed by dividing net loss by the weighted average number of shares outstanding during the period. Because the Company's potential dilutive securities are antidilutive, the accompanying presentation is only of basic loss per share.

                         AMERICAN ENERGY SERVICES, INC.


                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS - The Company adopted the fair value based method of accounting for an employee stock option or similar equity instrument as prescribed in SFAS
123. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award. SFAS 123 prescribes the use of the fair value method for all options issued to nonemployees.

YEAR 2000 - The Company did experience difficulties due to the Year 2000 issue, defined here as the inability of computer systems (both hardware and software) to recognize the change in the year from 1999 to 2000. The Company was required to purchase a new software system and convert essentially all of its existing software over to it. The system and conversion costs were approximately $75,000.

NOTE 2 - CONTRACTS IN PROGRESS

Information regarding long-term contracts in progress is as follows:



                                                             February 28,        February 29,
                                                                 2001               2000
                                                           ---------------      --------------

Expenditures on uncompleted contracts                        $   579,845          $ 1,694,380
Estimated earnings thereon                                       110,255              584,599
                                                             -----------          -----------
                                                                 690,100            2,278,979
Less billings applicable thereto                                    --               (833,974)
                                                             -----------          -----------
                                                             $   690,100          $ 1,445,005

                                                             ===========          ===========


Included in accompanying balance sheet under following captions:

                                                             February 28,        February 29,
                                                                 2001               2000
                                                           ---------------      --------------

Costs in excess of billings on uncompleted contracts         $   955,100          $ 1,491,996
Billings in excess of costs on uncompleted contracts            (265,000)             (46,991)
                                                             -----------          -----------
                                                             $   690,100          $ 1,445,005
                                                             ===========          ===========

                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 3 - NOTES PAYABLE

Notes payable consists of the following:



                                                                    February 28,      February 29,
                                                                       2001               2000
                                                                   -------------    ---------------

Note payable to a bank with interest at
   prime (8.5% at February 28, 2001);
   principal advances are due on demand
   secured by substantially all assets of
   the Company                                                      $  214,539        $  228,777

Line of credit agreement with a bank with
   interest at prime plus 0.5% (9.0% at
   February 28, 2001) due monthly; principal
   advances are due on demand and is
   collateralized by substantially all assets
   of the Company                                                    1,886,228         2,122,222

Note payable to bank with interest at 8.0%,
   due currently, secured by certain machinery and equipment            61,292            61,292

Note payable to stockholder, interest at 18.0%,
   due on demand                                                        83,166            57,312

Notes payable to an officer and director,
   non-interest bearing, due on demand                                  20,000            35,836

Note payable to individual, interest at 10.0%,
   due on demand                                                       230,856           250,000

Factoring agreement with 30% interest, maturing
   November, 2004                                                       81,116            89,000

An unsecured line of credit agreement with a
   bank with interest at prime plus
   1.5% (10.0% at February 28, 2001) due
   on demand, providing for maximum
   borrowings of $24,000                                                12,688            15,444
                                                                    ----------        ----------
                                                                    $2,589,885        $2,962,008
                                                                    ==========        ==========



The above-noted notes payable are due currently as the Company is in technical default with respect to payment schedules and/or restrictive covenants for the majority of them.

                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 4 - LONG-TERM DEBT

Long-term debt consist of the following:


                                                          FOR THE YEARS ENDED
                                                    --------------------------------
                                                     February 28,     February 29,
                                                          2001           2000
                                                    -------------    --------------

Note payable to a bank due in monthly
   installments of $16,192, including
   interest at prime plus 2% (10.5% at
   February 28, 2001); due February 17, 2008
   collateralized by machinery equipment,
   furniture, fixtures and patents                    $1,094,712       $1,194,842

Note payable to a bank; due in monthly
   installments of $3,410, including
   interest at 10.5%; due November 5, 2002;
   collateralized by land, building,
   equipment and inventory                               125,408          137,871

Twonotes payable to a bank; due in monthly
   installments of $586 and $533 including
   interest at 0.9% and 8.25% due July 2002
   and July 2001; collateralized by automobiles           15,831           26,701

Revolving credit agreement (unsecured);
   9.25% interest payable monthly                         14,764           22,933
                                                      ----------       ----------
                                                       1,250,715        1,382,347
      Less current portion                             1,250,715        1,382,347
                                                      ----------       ----------
                                                      $      --        $      --
                                                      ==========       ==========



Substantially all of the above-noted long-term debt is due currently as the Company is in technical default with respect to payment schedules and restrictive covenants, and it has received demand notices from essentially all of these note holders.

NOTE 5 - CAPITAL LEASES

The Company is the lessee of certain equipment under capital leases expiring in various years through 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of the related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.


                         AMERICAN ENERGY SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

NOTE 5 - CAPITAL LEASES (CONTINUED)

Following is a summary of equipment held under capital leases:

                                                    FOR THE YEARS ENDED
                                             --------------------------------
                                              February 28,       February 29,
                                                  2001              2000
                                             --------------     -------------
Machinery and equipment                         $ 109,222        $  56,782
Furniture and fixtures                            146,257          146,257
                                                ---------        ---------
                                                  255,479          203,039
      Less accumulated depreciation              (106,817)         (67,450)
                                                ---------        ---------
                                                $ 148,662        $ 135,589
                                                =========        =========

The above noted capital leases are either in default or delinquent in payments.

Future minimum lease payments under capital leases as of February 28, 2001 are as follows:

                FOR THE YEARS ENDED
                       2002                                 $    51,914
                       2003                                      41,265
                       2004                                      41,265
                                                            -----------
     Total minimum lease payments                               134,444

     Less amount representing interest                          (32,314)
                                                            ------------

     Present value of net minimum lease payments            $   102,130
                                                            ===========

Interest rates on capitalized leases vary and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in an arbitration involving a dispute over valves sold by AES that allegedly were not in compliance with the contracted testing requirements. In May 2001, the Plaintiffs won a binding arbitration award from the International Chamber of Commerce in the amount of $1,204,000, including interest at a rate of 9% per annum from December 16, 1999.

Management is considering its alternatives in civil court. However, outside counsel for AES has advised that a favorable outcome is unlikely. Accordingly, a provision for loss of $1,086,000 has been charged to operations, along with an accrual for due and unpaid interest of $118,000, for the year ended February 28, 2001. The Company is vigorously seeking a settlement with the Plaintiff.


                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company is engaged in various other lawsuits either as plaintiff or defendant. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

NOTE 7 - INCOME TAXES

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

The expense (benefit) for income taxes consists of the following:



                                                  FOR THE YEARS ENDED
                                          -------------------------------------
                                           February 28,            February 29,
                                               2001                   2000
                                          -------------          --------------

Current                                   $      --               $      --
Deferred                                   (1,853,778)               (337,420)
                                          -----------             -----------
Total                                     $(1,853,778)            $  (337,420)
                                          ===========             ===========


A reconciliation of income taxes computed at the statutory Federal income tax rate and income taxes reported in the statements of operations follows:


                                                  FOR THE YEARS ENDED
                                          -------------------------------------
                                           February 28,            February 29,
                                               2001                   2000
                                          -------------          --------------

(Benefit) tax at statutory rate           $(1,853,778)            $  (342,140)
Non-deductible expenses                          --                     4,720

                                          -----------             -----------
        Subtotal                           (1,853,778)               (337,420)
Less: valuation allowance                   1,853,778                 337,420
                                          -----------             -----------
     Total (benefit) expense              $      --               $      --
                                          ===========             ===========


                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 7 - INCOME TAXES (CONTINUED)

The long-term deferred tax asset results from the following:



                                                          February 28,       February 29,
                                                              2001               2000
                                                         --------------     ---------------

Basis differences in intangibles and fixed assets         $  (393,327)        $  (393,327)
Net operating loss carryforward                             3,400,760           1,208,162
Miscellaneous costs capitalized for tax purposes                 --                 4,044
Valuation allowance                                        (3,007,433)           (668,769)
                                                          -----------         -----------
                                                          $      --           $   150,110
                                                          ===========         ===========




A valuation allowance has been applied to the above-noted deferred tax assets as a result of the Company's going-concern uncertainty and the substantial doubt of realizing these benefits.

The Internal Revenue Service is currently examining the Company's Federal Income Tax returns for the fiscal years 1993 through 1996. The ultimate resolution of the examination is not known at this time.

NOTE 8 - SIGNIFICANT CUSTOMERS

The Company had sales to one customer that constituted 63% of net sales for the year ended February 28, 2001, and 35% of net sales for the year ended February 29, 2000.

Foreign sales were 20% and 95% of total sales in fiscal years 2001 and 2000, respectively.

NOTE 9 - WARRANTS

The Company has issued warrants to two investment banking firms to purchase 10% of the equity of the Company for professional services in raising equity capital, and are exercisable for a period of five years after the date of issue. The number of shares authorized for issue under this warrant agreement amounted to 619,896 at February 28, 2001 and February 29, 2000. No warrants have been exercised.

In connection with the private placement sale of 775,000 shares of common stock during fiscal 2000, investors received warrants to purchase 310,000 shares of additional common stock for $2.00 per share. The cost of these warrants was $3,000. No warrants have been exercised.


                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 10 - STOCK OPTIONS

The Company issued options to employees for the exercise of 121,250 shares of common stock during fiscal year 2001 pursuant to the Company's 2000 Stock Option Plan. The Company recorded $132,163 in expense under SFAS 123 as a result, representing 100% of the fair market value of the common stock on date of grant of the option, all of which were exercised immediately.

NOTE 11 - NEW ACCOUNTING STANDARDS


SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," revises standards for disclosures regarding pensions and other postretirement benefits. It also requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. This statement does not change the measurement or recognition of the pension and other postretirement plans. The financial statements of AES are unaffected by implementation of this standard.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contacts, (collectively referred to as derivates) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair market value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-dominated forecasted transactions. Because the Company has no derivatives, this accounting pronouncement has no effect on the Company's financial statements.

                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000


NOTE 12 - GEOGRAPHIC INFORMATION

The Company's revenues by geographical area for the fiscal years ended February 28, 2001 and February 29, 2000 are as follows:


                                                 FOR THE YEARS ENDED
                                        -------------------------------------
                                          February 28,         February 29,
                                              2001                 2000
                                        ---------------       --------------

United States                              $2,702,101           $  533,541
Mexico                                        651,818            1,333,852
Kuwait                                          4,757            3,468,014
Other                                            --                   --
                                           ----------           ----------

   Total Revenues                          $3,358,676           $5,335,407
                                           ==========           ==========



NOTE 13 - GOING CONCERN

The following information is derived from the accompanying financial statements:

                                                                  FOR THE YEARS ENDED
                                                          -----------------------------------
                                                           February 28,        February 29,
                                                               2001               2000
                                                          --------------     ---------------

Gross (loss) profit                                        $(1,299,722)        $ 1,535,185

Net (loss)                                                 $(6,448,820)        $(1,006,297)

Net current liabilities in excess of current assets        $(4,680,842)        $(2,079,128)

Accumulated (deficit)                                      $(7,142,356)        $  (693,536)
Stockholders' (deficit) equity                             $(2,478,515)        $   303,047

Included in the above noted net current liabilities amount at February 28, 2001, are estimated litigation damages of $1,204,083 (including interest) and $833,566 in delinquent federal payroll taxes (including penalties and interest). Additionally, the Company was in default on substantially all of its notes payable, long-term debt and capital lease agreements. No waivers have been obtained for the defaults. There are significant uncertainties surrounding the Company's ability to continue its operations and to satisfy its creditors on a timely basis.


                         AMERICAN ENERGY SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 28, 2001 AND FEBRUARY 29, 2000



NOTE 13 - GOING CONCERN (CONTINUED)

While the Company is seeking additional sources of capital, including equity capital, there can be no assurance that the Company will be successful in accomplishing its objectives. Management has not developed any definitive plans for obtaining additional capital and restructuring operations. Disclosure of management's plans to do so is required to conform with generally accepted accounting principles. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                     PART II

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in that statute. The Registrant's articles of incorporation and bylaws allow indemnification of directors and officers to the full extent permitted by those provisions of the Act. The Act provides in part that a corporation may indemnify a director or officer or other person who was, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that:

      o     the person conducted himself in good faith;

      o reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and

      o in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

      A corporation may indemnify a person under the Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

      Reference is also made to the articles of incorporation, which limit or eliminate a director's liability for monetary damages to the registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for:

      o a breach of the director's duty of loyalty to the registrant or its shareholders,

      o an act or omission not in good faith that constitutes a breach of duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law,

      o a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

      o an act or omission for which the liability of a director is expressly provided for by an applicable statute. The registrant's Bylaws further provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.


Filing fee of SEC .........................................   $      573.48
Accounting fees and expenses ..............................   $   10,000.00
Legal fees and expenses...................................    $   35,000.00
Printing and engraving expenses ...........................   $   10,000.00
                                                              -------------
  Total ...................................................   $   55,573.48
                                                              =============


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         From October, 1998 through September, 1999 the Company sold 750,000 shares of common stock to various purchasers pursuant to Rule 506 of Regulation D and Section 4 (2) of the Securities Act of 1933 (the "Act"). The purchase price for these shares was $1.00 per share which includes commissions, fees and expenses.

         On September 7, 2000, the Company issued 170,000 shares of common stock to Stroos USA Inc. as compensation for services rendered valued at $142,156 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On November 8, 2000, the Company issued 330,000 shares of common stock to BDM Financial as compensation for services rendered valued at $330,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On November 20, 2000, the Company issued 75,000 shares of common stock to David Bromberg as compensation for services rendered valued at $75,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On November 27, 2000, the Company issued 150,000 shares of common stock to Evelyn Elliot as compensation for services rendered valued at $100,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On November 29, 2000, the Company issued 25,000 shares of common stock to Fuqua Family Limited Partnership as compensation for services rendered valued at $25,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On December 15, 2000, the Company issued 6,000 shares of common stock each to James Shu and John Gladney as compensation for services rendered valued at $6,000 in reliance upon an exemption pursuant to Section 4(2) of the Act. Also on December 15, 2000, the Company issued 12,000 shares of common stock to Zenghua He as compensation for services rendered valued at $12,000.

         On December 21, 2000, the Company issued 448,414 shares of common stock to NI Energy Development, Inc. as compensation for services rendered valued at $300,437 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On December 27, 2000, the Company issued 39,000 shares of common stock to Dunn's Valve Tester's, Inc. as compensation for services rendered valued at $20,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On January 10, 2001, the Company issued 85,000 shares of common stock to Southern California Valve Maintenance as compensation for services rendered valued at $85,000 in reliance on an exemption pursuant to Section 4(2) of the Act. Also on January 10, 2001, the Company issued 5,000 shares of common stock to Donald Bullard as compensation for services rendered valued at $5,000 in reliance on an exemption pursuant to Section 4(2) of the Act. In addition, on January 10, 2001, the Company issued 25,000 shares of common stock to Fuqua & Keim, LLP as compensation for services rendered valued at $25,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         On February 15, 2001, the Company issued 10,700 shares of common stock to TNT Pipe & Valve, Inc. as compensation for services rendered valued at $10,500 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         In March of 2001, the Company issued 550,050 shares of common stock to STL Capital Management as compensation for services rendered valued at $429,699 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         From March to May of 2001, pursuant to Rule 506, AES offered to certain accredited investors, pursuant to a Securities Purchase Agreement, units (the "Units"), for a purchase price of $1,000 per Unit, each unit consisting of a 6% Convertible Promissory Note (the "Note") in the original principal amount of $1,000 and 500 warrants (the "Warrants") to purchase one share of common stock of AES. The Securities Purchase Agreement was executed in reliance upon the exemption provided by Section 4(2) and Regulation D, Rule 506. The Note is payable within five years with interest accruing at a rate of 6% per annum payable in cash or in common stock on a bi-annual basis. The Note may also be converted into shares of AES' common stock, as further described in the transaction documents included as exhibits to this registration statement, at a conversion price equal to 70% of the average market price of the common stock for the five trading days prior to conversion of the Note. Because the number of shares each investor is entitled to upon conversion of the Note will fluctuate according to the market price of the Company's common stock during the five days preceding the conversion, the Company may be required to file an additional prospectus to register any shares not included in this prospectus.

         In April of 2001, the Company issued 75,000 shares of common stock to First York Partners, Inc. as compensation for services rendered valued at $50,000 in reliance upon an exemption pursuant to Section 4(2) of the Act.

         The Units also consisted of five hundred (500) Warrants to purchase one
(1) share of common stock, totaling 500 shares per Unit, at a price equal to equal to the lower of $1.75 or the average market price of the common stock of AES for the ten (10) trading days immediately following the effective date of this Registration Statement, but in any case not less than $.50.

ITEM 27. EXHIBITS

    (a) EXHIBITS


EXHIBIT NO.                          DESCRIPTION
-----------             -------------------------------------------

      2.1 Articles of Merger of Seahawk Overseas Exploration Corporation with and into the Company, filed as Exhibit
                        2.2 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      3.1               Articles of Incorporation of the Company, filed as
                        Exhibit 2.1 of Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      3.2 Bylaws of the Company, filed as Exhibit 2.3 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      4.1               Common Stock Purchase Warrant of Murphy & Co., filed as
                        Exhibit 2.5 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      4.2* Form of Warrant Agreement to purchasers of Units pursuant to the Company's offering conducted from March to May 2001.

      5.1* Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

      10.1 Promissory Note dated November 17, 1997 executed by the Company in favor of Metrobank, N.A., in the original principal amount of $1,200.000, filed as Exhibit 6.1 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      10.2 Promissory Note dated May 2, 1998 executed by the Company in favor of Metrobank, N.A., in the original principal amount of $2,000,000, filed as Exhibit 6.2 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      10.3 Security Agreement dated May 2, 1998 executed by the Company in favor of Metrobank, N.A., in the original principal amount of $2,000,000, filed as Exhibit 6.3 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      10.4 Promissory Note dated February 2, 1998 executed by the Company in favor of Metrobank, N.A., in the original principal amount of $644, 465, filed as Exhibit 6.4 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      10.5 Security Agreement dated February 2, 1998 executed by the Company in favor of Metrobank, N.A., in the original principal amount of $644,465, filed as Exhibit 6.5 of AES' Report on Form 10-SB filed August 19, 1998, and incorporated by reference herein.

      10.6* Form of Securities Purchase Agreement to purchasers of Units pursuant to the Company's offering conducted from March to May 2001.

      10.7* Form of Convertible Promissory Note to purchasers of Units pursuant to the Company's offering conducted from March to May 2001.

      23.1*             Consent of Bondy & Schloss LLP (Included in Exhibit 5.1)

      23.2*             Consent of Simonton, Kutac & Barnidge, L.L.P.

      24.1              Power of Attorney (included on p. II-6 of this
                        Registration Statement)
----------------------

* - File Herewith


ITEM 28. UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes to :

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

            (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) Include any additional changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

      (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

      (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. Elliott his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of June, 2001.


SIGNATURE                             TITLE
---------                             -----


 /s/ Patrick S. Elliott               President and Director
--------------------------
Patrick S. Elliott

 /s/ Larry S. Elliott                 Vice President and Chairman of the Board
--------------------------
Larry S. Elliott

 /s/ Mark P. Elliott                  Vice President and Director
--------------------------
Mark P. Elliott

 /s/ Cary P. Mccarra                  Vice President and Director
--------------------------
Cary P. Mccarra

/s/ Sidney J. Mccarra                 Vice President and Director
--------------------------
Sidney J. Mccarra

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on June 21, 2001.


AMERICAN ENERGY SERVICES, INC.



 /s/ Patrick S. Elliott               President and Director
--------------------------
Patrick S. Elliott

 /s/ Larry S. Elliott                 Vice President and Chairman of the Board
--------------------------
Larry S. Elliott

 /s/ Mark P. Elliott                  Vice President and Director
--------------------------
Mark P. Elliott

 /s/ Cary P. Mccarra                  Vice President and Director
--------------------------
Cary P. Mccarra

/s/ Sidney J. Mccarra                 Vice President and Director
--------------------------
Sidney J. Mccarra